Remitly Appoints Hemanth Munipalli as Chief Financial Officer June 6, 2022 SEATTLE--(BUSINESS WIRE)--Jun. 6, 2022-- Remitly Global, Inc. (NASDAQ: RELY), a leading digital financial services provider for immigrants and their families in over 160 countries around the world, today announced the appointment of Hemanth Munipalli as CFO effective July 18. “Hemanth brings more than 20 years of top-tier finance leadership to Remitly, with a proven track record in multinational consumer-facing organizations operating in dynamic market environments,” said Matt Oppenheimer, Co-founder and CEO, Remitly. “His breadth of financial expertise, strategic mindset, and background as a strong business leader will be incredibly valuable to us as we continue to grow and scale with our customers.” Munipalli joins the company as Remitly continues to scale and deliver on its long-term vision to be the most trusted financial services provider for immigrants and their families around the world. Most recently, Munipalli served as Senior Vice President, CFO Marketplace Services, and CFO, Egencia at the Expedia Group for the past 5 years. Prior to the Expedia Group, Munipalli held various roles at General Motors, the most recent as CFO of General Motors China. Munipalli holds an M.B.A from The University of Chicago Booth School of Business, an M.S. in industrial engineering from Wayne State University, and a B.E. from the University of Mysore. “I am excited for the opportunity to support Remitly through the next phase of growth and building long-term value,” said Munipalli. “The future for digital financial services designed for immigrants is bright, with boundless opportunities. I’m honored and humbled to not just take on the Remitly mission, but also to deliver value for all of our stakeholders - including our employees, customers, partners, and shareholders. We have an exciting road ahead and, as Matt has stated, ‘we are just getting started.’” Remitly’s current CFO Susanna Morgan will remain in the role pending Munipalli’s official start as CFO in July, after which she will serve as senior advisor to support a smooth transition through September 2022. Oppenheimer noted, “We are deeply grateful to Susanna for all her contributions to Remitly and its mission. She helped us take the company public, championed our growth plan, and navigated countless global social and cultural disruptions. Hemanth and Remitly will benefit greatly from the thoughtful and well-staged CFO transition that she is making possible.” For more information about Remitly, please visit www.remitly.com. About Remitly Remitly is a leading digital financial services provider for immigrants and their families in over 160 countries around the world. Remitly helps immigrants send money home in a safe, reliable and transparent manner. Its digitally-native, cross-border remittance app eliminates the long wait times, complexities and fees typical of traditional remittance processes. Building on its strong foundation, Remitly is expanding its suite of products to further its mission and transform financial services for immigrants all around the world. Founded in 2011, Remitly is headquartered in Seattle and has seven global offices, including London, Cork, Singapore, Manila and Managua. View source version on businesswire.com: https://www.businesswire.com/news/home/20220606005925/en/ Media: Adam Cormier adamc@remitly.com Investor Relations: Stephen Shulstein stephens@remitly.com Source: Remitly Global, Inc.